EXHIBIT 99

FOR IMMEDIATE RELEASE                       Contact:    Dennis E. Nixon
                                                        (210) 722-7611

                                                         Bill West
                                                         210-805-0320

                   INTERNATIONAL BANK OF COMMERCE (IBC) TO
                ACQUIRE FIVE BANK OF AMERICA, TEXAS, BRANCHES

LAREDO, TX., October 3, 1996--Bank of America and International Bank of Commerce
(IBC) announced they have signed a definitive agreement under which IBC will acquire Bank of America, Texas, branches in Angleton, Freeport, Texas City, Lake Jackson and Rosenberg.

Completion of the transaction is subject to approval of applicable regulatory authorities and is expected to be completed in early 1997. Bank of America announced its intention to sell 68 branches in June. The IBC acquisition is the final announcement regarding agreements to sell those branches.

"We look forward to offering IBC's "doing more" brand of service to Bank of America's customers throughout the Coastal Bend," said Dennis E. Nixon, Chairman and Chief Executive Officer of IBC. "We are dedicated to making the transition a smooth one for customers, as we continue to focus on our commitment to each community we serve. Our new branches will provided additional strength to IBC's Coastal Bend branch system, extending a chain of branches that now runs from Brownsville to Corpus Christi, and through Port Lavaca and Bay City."

The acquisition will bring IBC's network of banks to over 50 branches throughout South Texas and the Coastal Bend. The new branches will come under the supervision of IBC's Northern Coastal Bend management team lead by Richard A. Bothe.

Bank of America is a subsidiary of BankAmerica Corporation, which has more than 1,900 branches in ten western states. As of June 30, 1996, BankAmerica had assets of approximately $241 billion and deposits of approximately $162.3 billion.

International Bank of Commerce is the lead bank of International Bancshares Corporation, a $3.1 billion multibank holding company with 50 branches in 18 Texas communities.